Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Quarterly Dividend

HAMPTON, Va., February 21, 2019 (PRNewswire) - On February 19, 2019 the Board of Directors of Old Point Financial Corporation declared a quarterly cash dividend of $0.12 per share on its common stock to be paid on March 29, 2019 to shareholders of record as of March 5, 2019. This dividend represents a $0.01 per share increase, or 9.1%, from the prior quarter's dividend and is also a $0.01 increase from the prior year's quarterly dividend level. Based on the stock's closing price of $23.00 on February 20, 2019, the dividend yield is approximately 2.1%.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank based in Hampton, Virginia serving all of Hampton Roads; and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Additional information on the Company is available at www.OldPoint.com under "Investor Relations".

Contacts:
Jeff Farrar, Investor Relations, 757.728.1248
 Laura Wright, Media, 757.728.1743